EXHIBIT 99.1

PRESS RELEASE

May 12, 2005	Contact:	Helen W. Cornell Vice President, Finance and CFO (217) 228-8209

GARDNER DENVER, INC. OVER-ALLOTMENT OPTION EXERCISED
Company Issues 658,000 Shares of Common Stock

QUINCY, IL, (May 12, 2005) – Gardner Denver, Inc. (NYSE: GDI) announced today that in conjunction with the Company’s previously announced offering of 5,000,000 shares of common stock (completed May 4, 2005), the underwriters exercised their over-allotment option for 658,000 additional shares of common stock. All of the additional shares were sold by the Company. After giving effect to the sale of these additional shares, a total of 5,658,000 shares of common stock were publicly offered and sold by the Company at a price of $37.00 per share. Gardner Denver intends to use the proceeds from the sale of the shares, plus other available funds, to finance its pending acquisition of Thomas Industries Inc. and to repay certain outstanding indebtedness. If the acquisition is not completed, the proceeds will be used to repay outstanding indebtedness. The closing of the acquisition is subject to Thomas Industries’ shareholder approvals, applicable regulatory approvals and other customary conditions.

Bear, Stearns & Co., Inc. acted as the sole book-running manager in this offering and J.P. Morgan Securities Inc. and KeyBanc Capital Markets, a division of McDonald Investments, Inc., acted as co-managers.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of common stock may be made only by means of the prospectus supplement and prospectus, a copy of which is available from Bear, Stearns & Co., Inc., c/o Prospectus Department at 383 Madison Avenue, New York, New York 10179, (631) 274-8321.

Gardner Denver, with 2004 revenues of $740 million ($896 million on a pro forma basis including the acquisition of Nash Elmo, which was completed in September 2004), is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

###